Exhibit 10.2
Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Reno, NV 89434

January 13, 2010

Crestview Capital Master, LLC
95 Revere Drive, Suite A
Northbrook, IL 60062

Re:	Amended and Restated Bridge Loan Secured Promissory Note (the “Amended Bridge Note”) dated as of February 6, 2009, entered into on October 29, 2009

To whom it may concern:

This letter sets forth our agreement with respect to the modification of certain terms related to the Amended Bridge Note and certain other matters related to the Bridge Note and Debt Restructuring Agreement (“Agreement”) entered into by the parties dated as of January 30, 2009 and each of the “Transaction Documents” as defined therein (all capitalized terms not defined herein shall have the meaning ascribed to them in the Transaction Documents).  In consideration of the mutual agreements set forth herein and other good and valuable consideration, we agree as follows:

1.
The parties agree that in the event Golden Phoenix Minerals, Inc. (“Golden Phoenix”) has not closed a joint venture transaction related to the mineral property known as Mineral Ridge on or before the Maturity Date of the Amended Bridge Note, or within any one week period thereafter, due to circumstances beyond its reasonable control, Crestview Capital Master, LLC (“Crestview”) will, subject to the terms hereof, agree to extend the Maturity Date for successive one (1) week periods for an extension fee of Ten Thousand Dollars ($10,000) per each one (1) week period, prorated for any portion thereof (“Extension Fee”) up to and through April 6, 2010 (“Outside Maturity Date”). Each request for a weekly extension shall be delivered to Crestview by email at least two (2) business days prior to the start of such extension and shall set forth in reasonable detail the circumstances preventing the closing of the transaction and Golden Phoenix’s anticipated timing and means of repaying the Amended Bridge Note, as further amended, on or prior to April 6, 2010.  The parties agree that a Second Amended and Restated Bridge Loan Second Promissory Note will be executed to further evidence said change.

2.
The parties agree that any such Extension Fees shall be aggregated and added to the Principal Amount and hence be subject to the same terms and conditions of the Amended Bridge Note, as further amended, and that as amended the Amended Bridge Note shall remain subject to the Agreement and all of the Transaction Documents, including this letter.

3.
It is understood and agreed that the remaining Transaction Documents, including, but not limited to, the Agreement, the Amended and Restated Debt Restructuring Secured Promissory Note, the Bridge Warrant, the Amended and Restated Debt Restructuring Warrant and the Amended Security Agreement and Mortgage, remain in full force and effect, as provided for therein, without further amendment.

4.	Attached hereto is a form of the Second Amended and Restated Bridge Note. Crestview will return the original Amended Bridge Note upon receipt of the foregoing duly executed by Golden Phoenix.

5.
Each party represents to the other that this letter agreement and the instruments to be executed by each pursuant hereto have been duly authorized by all requisite corporate action and is or will be binding and enforceable in accordance with its terms.

Kindly confirm your agreement to the foregoing by signing a copy hereof at the place provided below and return that copy to the undersigned.

Very truly yours,

Golden Phoenix Minerals, Inc.

By: /s/ Robert P. Martin
Name: Robert P. Martin
Title: President

ACCEPTED AND AGREED:

By:  Crestview Capital Partners, L.P.
(sole manager)

By: /s/ Daniel I. Warsh
Name:  Daniel I. Warsh
Title:    Manager